Exhibit 99.1

Dear Fellow Employees –

Today, we filed a statement (a form called an 8-K) with the Securities and Exchange Commission disclosing that we have signed agreements with the three unions that represent nearly 55,000 American Airlines employees. These unions are the Allied Pilots Association (APA), the Association of Professional Flight Attendants (APFA) and the Transport Workers Union (TWU), which represents all of American Airlines’ mechanics and fleet service employees. Shortly after our disclosure, these three unions issued a public statement announcing their support of a US Airways-American Airlines merger and that they have agreed to terms that would govern collective bargaining agreements for their members at the merged airline. I want to explain to you why we have done this and what it means.

First of all, today’s news does not mean we have agreed to merge with American Airlines. It only means we have reached agreements with these three unions on what their collective bargaining agreements would look like after a merger, and that they would like to work with us to make a merger a reality. To get to an actual merger, many more things must happen including gaining the support of AMR’s creditors, its management team and its Board of Directors. But this is obviously an important first step along that path and we are hopeful we can all work together to make this happen.

All of you have heard me talk about the benefits consolidation has created for US Airways and our industry. You have also heard me say that US Airways does not need to merge with anyone, as evidenced by our team’s outstanding results. That is still the case, but after studying American Airlines’ current state and their future plans, we have concluded that a merger with American, while they are undergoing their bankruptcy restructuring, represents a unique opportunity that we should not ignore. These beliefs are shared by the three American labor unions and we are delighted to have their support. Like us, they recognize the potential of a merger to improve the current and future careers of both airlines’ employees.

Combining American Airlines and US Airways would create a preeminent airline with the enhanced scale and breadth required to compete more effectively and profitably. Our intention would be to put our two complementary networks together, maintaining both airlines’ existing hubs and aircraft, and create an airline that could compete successfully with United, Delta and other carriers within our industry. A merged airline would provide competitive, industry-standard compensation and benefits, as well as improved job security and advancement opportunities for all employees of the combined airline. Most importantly, in American’s standalone strategy, over 13,000 employees at American will lose their jobs. Our merger contemplates saving at least 6,200 of these positions. For the US Airways team, the agreements we have reached with the unions representing employees at American would also provide enhancements to the compensation and benefits currently in place here.

Today is one step in what will be a much longer process. For now, it remains business as usual. We must continue to provide the outstanding service that customers have come to expect from US Airways.

In the meantime, if you have any questions, please stay connected via Wings (www.wings.usairways.com) and we will continue to provide updates on our progress. Thanks for all that you continue to do to take care of our customers. Together, whether a merger is our future or not, we will continue to run a great airline and have a bright future ahead of us.

Sincerely,

/s/  Doug

Doug